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                          AGREEMENT AND PLAN OF MERGER



                           DATED AS OF APRIL 25, 2006


                                 BY AND BETWEEN



                         FIRST BANCORP OF INDIANA, INC.



                                       AND



                           HOME BUILDING BANCORP, INC.










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                                             TABLE OF CONTENTS
                                                                                                           Page No.

Introductory Statement............................................................................................1

ARTICLE I - DEFINITIONS...........................................................................................1

ARTICLE II - THE MERGER...........................................................................................6
         2.1       The Merger.....................................................................................6
         2.2       Closing........................................................................................6
         2.3       Effective Time.................................................................................6
         2.4       Effects of the Merger..........................................................................6
         2.5       Effect on Outstanding Shares of Home Building Bancorp Common Stock.............................6
         2.6       Election and Proration Procedures..............................................................7
         2.7       Exchange Procedures...........................................................................10
         2.8       Effect on Outstanding Shares of First Bancorp Common Stock....................................12
         2.9       Directors of Surviving Corporation After Effective Time.......................................12
         2.10      Articles of Incorporation and Bylaws..........................................................13
         2.11      Treatment of Stock Options....................................................................13
         2.12      Dissenters' Rights............................................................................13
         2.13      Bank Merger...................................................................................14
         2.14      Alternative Structure.........................................................................14
         2.15      Absence of Control............................................................................14

ARTICLE III - REPRESENTATIONS AND WARRANTIES.....................................................................14
         3.1       Disclosure Letters............................................................................14
         3.2       Representations and Warranties of Home Building Bancorp.......................................14
         3.3       Representations and Warranties of First Bancorp...............................................30

ARTICLE IV - CONDUCT PENDING THE MERGER..........................................................................34
         4.1       Forbearances by Home Building Bancorp.........................................................34
         4.2       Forbearances by First Bancorp.................................................................37

ARTICLE V - COVENANTS............................................................................................37
         5.1       Acquisition Proposals.........................................................................37
         5.2       Advice of Changes.............................................................................39
         5.3       Access and Information........................................................................39
         5.4       Applications; Consents........................................................................40
         5.5       Antitakeover Provisions.......................................................................41
         5.6       Additional Agreements.........................................................................41
         5.7       Publicity.....................................................................................41
         5.8       Shareholder Meeting...........................................................................41
         5.9       Registration of First Bancorp Common Stock....................................................42
         5.10      Notification of Certain Matters...............................................................43
         5.11      Employee Benefit Matters......................................................................43
         5.12      Indemnification...............................................................................44
         5.13      Affiliate Letters.............................................................................45
         5.14      Board of Directors; Advisory Board............................................................46
         5.15      Operations of Home Building Savings after the Merger..........................................46
         5.16      Environmental Reports.........................................................................46

                                                    i

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ARTICLE VI - CONDITIONS TO CONSUMMATION..........................................................................46
         6.1       Conditions to Each Party's Obligations........................................................46
         6.2       Conditions to the Obligations of First Bancorp................................................48
         6.3       Conditions to the Obligations of Home Building Bancorp........................................48

ARTICLE VII - TERMINATION........................................................................................49
         7.1       Termination...................................................................................49
         7.2       Termination Fee...............................................................................51
         7.3       Effect of Termination.........................................................................52

ARTICLE VIII - CERTAIN OTHER MATTERS.............................................................................52
         8.1       Interpretation................................................................................52
         8.2       Survival......................................................................................52
         8.3       Waiver; Amendment.............................................................................52
         8.4       Counterparts..................................................................................52
         8.5       Governing Law.................................................................................52
         8.6       Expenses......................................................................................53
         8.7       Notices.......................................................................................53
         8.8       Entire Agreement; etc.........................................................................53
         8.9       Successors and Assigns; Assignment............................................................54
         8.10      Specific Performance..........................................................................54

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                                    EXHIBITS

         Exhibit A Form of Voting Agreement
         Exhibit B Plan of Merger
         Exhibit C Plan of Bank Merger
         Exhibit D Form of Employment Agreement
         Exhibit E Form of Affiliate Letter

                          AGREEMENT AND PLAN OF MERGER


         This is an AGREEMENT AND PLAN OF MERGER, dated as of the 25th day of April, 2006 ("AGREEMENT"), by and between First Bancorp of Indiana, Inc., an Indiana corporation ("FIRST BANCORP"), and Home Building Bancorp, Inc., an Indiana corporation ("HOME BUILDING BANCORP").

                             INTRODUCTORY STATEMENT

         The Board of Directors of each of First Bancorp and Home Building Bancorp has determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the best interests of First Bancorp or Home Building Bancorp, as the case may be, and in the best long-term interests of the shareholders of First Bancorp or Home Building Bancorp, as the case may be.

         The parties hereto intend that the Merger as defined herein shall qualify as a reorganization under the provisions of Section 368(a) of the IRC for federal income tax purposes.

         First Bancorp and Home Building Bancorp each desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

         As a condition and inducement to First Bancorp's willingness to enter into this Agreement, each of the members of the Board of Directors of Home Building Bancorp has entered into an agreement dated as of the date hereof in the form of Exhibit A pursuant to which he will vote his shares of Home Building
            ---------
Bancorp Common Stock in favor of this Agreement and the transactions contemplated hereby.

         In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                    ARTICLE I
                                   DEFINITIONS

The following terms are defined in this Agreement in the Section indicated:

         Defined Term                                Location of Definition
         ------------                                ----------------------
         Articles of Merger                          Section 2.3
         Bank Merger                                 Section 2.13
         Cash Consideration                          Section 2.5(a)
         Cash Election                               Section 2.6(b)
         Cash Election Shares                        Section 2.6(b)
         Certificate(s)                              Section 2.6(c)

         Change in Recommendation                    Section 5.8
         Closing                                     Section 2.2
         Closing Date                                Section 2.2
         Continuing Employee                         Section 5.11(a)
         Disclosure Letter                           Section 3.1
         Dissenters' Shares                          Section 2.12
         Effective Time                              Section 2.3
         Election Deadline                           Section 2.6(c)
         Election Form                               Section 2.6(a)
         Environmental Consultant                    Section 5.16
         Exchange Agent                              Section 2.6(c)
         Exchange Ratio                              Section 2.5(a)
         Fee                                         Section 7.2(a)
         FIRF                                        Section 5.11(c)
         First Bancorp                               preamble
         First Bancorp Price                         Section 2.5(a)
         First Bancorp Ratio                         Section 7.1(g)
         First Bancorp's Reports                     Section 3.3(g)
         First Federal                               Section 2.13
         Home Building Bancorp                       preamble
         Home Building Bancorp Employee Plans        Section 3.2(r)(i)
         Home Building Bancorp Option                Section 2.11
         Home Building Bancorp Pension Plan          Section 3.2(r)(iii)
         Home Building Bancorp Property              Section 5.16
         Home Building Bancorp Qualified Plan        Section 3.2(r)(iv)
         Home Building Bancorp's Reports             Section 3.2(g)
         Home Building Savings                       Section 2.13
         Indemnified Party                           Section 5.12(a)
         Index Ratio                                 Section 7.1(g)
         Intellectual Property                       Section 3.2(p)
         Letter of Transmittal                       Section 2.7(a)
         Mailing Date                                Section 2.6(a)
         Maximum Insurance Amount                    Section 5.12(c)
         Measurement Period                          Section 2.5(a)
         Merger                                      Section 2.1
         Merger Consideration                        Section 2.5(a)
         Mixed Election                              Section 2.6(b)
         Non-Election                                Section 2.6(b)
         Non-Election Shares                         Section 2.6(b)
         Proxy Statement-Prospectus                  Section 5.9(a)
         Registration Statement                      Section 5.9(a)
         Representative                              Section 2.6(b)
         Shareholder Meeting                         Section 5.8
         Shortfall Number                            Section 2.6(e)(ii)
         Stock Consideration                         Section 2.5(a)
         Stock Conversion Number                     Section 2.6(d)

         Stock Election                              Section 2.6(b)
         Stock Election Number                       Section 2.6(b)
         Stock Election Shares                       Section 2.6(b)
         Surviving Corporation                       Section 2.1

         In addition, for purposes of this Agreement:

         "ACQUISITION PROPOSAL" means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder): (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving Home Building Bancorp or any of its Subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of Home Building Bancorp's consolidated assets in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of Home Building Bancorp's capital stock or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in an any of the foregoing.

         "AGREEMENT" means this Agreement, as amended, modified or amended and restated from time to time in accordance with its terms.

         "CRA" means the Community Reinvestment Act.

         "ENVIRONMENTAL LAW" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, directive, executive or administrative order, judgment, decree, injunction, or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called "Superfund" or "Superlien" law, each as amended and as now in effect.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" means any entity that is considered one employer with Home Building Bancorp under Section 4001(b)(1) of ERISA or Section 414 of the IRC.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "EXCLUDED SHARES" shall consist of (i) Dissenters' Shares and (ii) shares held directly or indirectly by First Bancorp (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted).

         "FDIC" means the Federal Deposit Insurance Corporation.

         "GAAP" means generally accepted accounting principles.

         "GOVERNMENT REGULATOR" means any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank deposits.

         "GOVERNMENTAL ENTITY" means any court, administrative agency or commission or other governmental authority or instrumentality.

         "HAZARDOUS MATERIAL" means any substance (whether solid, liquid or gas) which is or could be detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

         "HOLA" means the Home Owners' Loan Act, as amended.

         "HOME BUILDING BANCORP COMMON STOCK" means the common stock, par value $.01 per share, of Home Building Bancorp.

         "IBCL" means the Indiana Business Corporation Law.

         "IRC" means the Internal Revenue Code of 1986, as amended.

         "KNOWLEDGE" means, with respect to a party hereto, actual knowledge of the members of the Board of Directors of that party or any officer of that party with the title ranking not less than vice president.

         "LIEN" means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

         "LOAN" means a loan, lease, advance, credit enhancement, guarantee or other extension of credit.

         "LOAN PROPERTY" means any property in which the applicable party (or a subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

         "MATERIAL ADVERSE EFFECT" means an effect which is material and adverse to the business, financial condition or results of operations of Home Building Bancorp or First Bancorp, as the context may dictate, and its Subsidiaries taken as a whole; PROVIDED, HOWEVER, that any such effect resulting from any (i) changes in laws, rules or regulations or generally accepted accounting principles or regulatory accounting requirements or interpretations thereof that apply to both First Bancorp and Home Building Bancorp, or to financial and/or depository institutions generally, (ii) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates, (iii) actions and omissions of First Bancorp or Home Building Bancorp taken with the prior written consent of the other or (iv) direct effects of compliance with this Agreement on the operating performance of the parties, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement, shall not be considered in determining if a Material Adverse Effect has occurred.

         "OTS" means the Office of Thrift Supervision.

         "PARTICIPATION FACILITY" means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

         "PERSON" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SUBSIDIARY" means a corporation, partnership, joint venture or other entity in which Home Building Bancorp or First Bancorp, as the case may be, has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

         "SUPERIOR PROPOSAL" means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal that (i) Home Building Bancorp's Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the shareholders of Home Building Bancorp than the transactions contemplated hereby (taking into account all legal, financial, regulatory and other aspects of the proposal and the entity making the proposal), (ii) is not conditioned on obtaining financing (and with respect to which First Bancorp has received written evidence of such person's ability to fully finance its Acquisition Proposal), (iii) is for 100% of the outstanding shares of Home Building Bancorp Common Stock and (iv) is, in the written opinion of Home Building Bancorp's financial advisor, more favorable to the shareholders of Home Building Bancorp from a financial point of view than the transactions contemplated hereby (including any adjustments to the terms and conditions of such transactions proposed by First Bancorp in response to such Acquisition Proposal).

         "TAXES" means all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes.

                                   ARTICLE II
                                   THE MERGER

         2.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement and the Plan of Merger attached hereto as Exhibit B,
                                                                  ---------
Home Building Bancorp will merge with and into First Bancorp (the "MERGER") at the Effective Time. At the Effective Time, the separate corporate existence of Home Building Bancorp shall cease. First Bancorp shall be the surviving corporation (hereinafter sometimes referred to in such capacity as the "SURVIVING CORPORATION") in the Merger and shall continue to be governed by the IBCL and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

         2.2 CLOSING. The closing of the Merger (the "CLOSING") will take place in the offices of Muldoon Murphy & Aguggia LLP, 5101 Wisconsin Avenue, Washington, DC, or at such other location as is agreed to by the parties hereto, at 10:00 a.m. on the date designated by First Bancorp within thirty days following satisfaction or waiver of the conditions to Closing set forth in
Article VI (other than those conditions that by their nature are to be satisfied at the Closing), or such later date as the parties may otherwise agree (the "CLOSING DATE").

         2.3 EFFECTIVE TIME. In connection with the Closing, First Bancorp shall duly execute and deliver articles of merger (the "ARTICLES OF MERGER") to the Indiana Secretary of State for filing pursuant to the IBCL. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Indiana Secretary of State or at such later date or time as First Bancorp and Home Building Bancorp agree and specify in the Articles of Merger (the date and time the Merger becomes effective being the "EFFECTIVE TIME").

         2.4 EFFECTS OF THE MERGER. The Merger will have the effects set forth in the IBCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, First Bancorp shall possess all of the properties, rights, privileges, powers and franchises of Home Building Bancorp and be subject to all of the debts, liabilities and obligations of Home Building Bancorp.

         2.5    EFFECT ON OUTSTANDING SHARES OF HOME BUILDING BANCORP COMMON
STOCK.

                (a) Subject to the provisions of Section 2.6 hereof, by virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Home Building Bancorp Common Stock issued and outstanding at the Effective Time, other than Excluded Shares, shall become and be converted into, at the election of the holder as provided in and subject to the limitations set forth in this Agreement, either the right to receive (i) $43.50 in cash, without interest (the "CASH CONSIDERATION") or (ii) the number of shares of First Bancorp Common Stock equal to the Exchange Ratio, as defined below (the "STOCK CONSIDERATION"). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the "MERGER CONSIDERATION." The "EXCHANGE RATIO" shall be equal to (A) 2.3016 if the First Bancorp Price is $18.90 or less, (B) the result obtained by dividing $43.50 by the First Bancorp Price (rounded to the nearest ten-thousandth) if the First Bancorp Price is greater than $18.90 and less than $23.10, or (C) 1.8831 if the First Bancorp Price is $23.10 or more. "FIRST BANCORP PRICE" means the average of the closing sales price of First Bancorp Common Stock, as reported on The Nasdaq Stock Market, for the ten consecutive trading days ending on the date that is ten business days prior to the Closing Date ("MEASUREMENT PERIOD"); PROVIDED, HOWEVER, that any date on which fewer than 100 shares of First Bancorp Common Stock trades shall be disregarded in computing the average closing sales price and the average shall be based upon the closing sales price and number of days on which 100 or more shares of First Bancorp Common Stock traded during the Measurement Period.

                  (b) Notwithstanding any other provision of this Agreement, no fraction of a share of First Bancorp Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, First Bancorp shall pay to each holder of Home Building Bancorp Common Stock who would otherwise be entitled to a fraction of a share of First Bancorp Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the First Bancorp Price.

                  (c) If, between the date of this Agreement and the Effective Time, the outstanding shares of First Bancorp Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be adjusted appropriately to provide the holders of Home Building Bancorp Common Stock the same economic effect as contemplated by this Agreement prior to such event.

                  (d) As of the Effective Time, each Excluded Share, other than Dissenters' Shares, shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto. All shares of First Bancorp Common Stock that are held by Home Building Bancorp, if any, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled and shall constitute authorized but unissued shares. In addition, no Dissenters' Shares shall be converted into shares of First Bancorp Common Stock pursuant to this SECTION 2.5 but instead shall be treated in accordance with the provisions set forth in SECTION 2.12 of this Agreement.

         2.6    ELECTION AND PRORATION PROCEDURES.

                (a) An election form in such form as Home Building Bancorp and First Bancorp shall mutually agree (an "ELECTION FORM") shall be mailed on the Mailing Date (as defined below) to each holder of record of shares of Home Building Bancorp Common Stock as of a record date which shall be the same date as the record date for eligibility to vote on the Merger. The "MAILING DATE" shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of Home Building Bancorp Common Stock. First Bancorp shall make available Election Forms as may be reasonably requested by all persons who become holders of Home Building Bancorp Common Stock after the record date for eligibility to vote on the Merger and prior to the Election Deadline (as defined herein), and Home Building Bancorp shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein.

                  (b) Each Election Form shall entitle the holder of shares of Home Building Bancorp Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Cash Consideration for all of such holder's shares (a "CASH ELECTION"), (ii) elect to receive the Stock Consideration for all of such holder's shares (a "STOCK ELECTION"), (iii) elect to receive the Cash Consideration with respect to some of such holder's shares and the Stock Consideration with respect to such holder's remaining shares (a "MIXED ELECTION") or (iv) make no election or to indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a "NON-ELECTION"). Holders of record of shares of Home Building Bancorp Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "REPRESENTATIVE") may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of Home Building Bancorp Common Stock held by that Representative for a particular beneficial owner. Shares of Home Building Bancorp Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as "CASH ELECTION SHARES." Shares of Home Building Bancorp Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as "STOCK ELECTION SHARES." Shares of Home Building Bancorp Common Stock as to which no election has been made are referred to as "NON-ELECTION SHARES." The aggregate number of shares of Home Building Bancorp Common Stock with respect to which a Stock Election has been made is referred to herein as the "STOCK ELECTION NUMBER."

                  (c) To be effective, a properly completed Election Form must be received by Registrar and Transfer Company (the "EXCHANGE AGENT") on or before 5:00 p.m., New York City time, on the third business day subsequent to Home Building Bancorp's Shareholder Meeting (or such other time and date as Home Building Bancorp and First Bancorp may mutually agree) (the "ELECTION DEADLINE"). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates theretofore representing Home Building Bancorp Common Stock ("CERTIFICATE(S)") (or customary affidavits and, if required by First Bancorp pursuant to SECTION 2.7(I), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Home Building Bancorp Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any Home Building Bancorp shareholder may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any Home Building Bancorp shareholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her

Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All elections shall be revoked automatically if the Exchange Agent is notified in writing by First Bancorp and Home Building Bancorp that this Agreement has been terminated. If a shareholder either (i) does not submit a properly completed Election Form by the Election Deadline or
(ii) revokes its Election Form prior to the Election Deadline and does not submit a new properly executed Election Form prior to the Election Deadline, the shares of Home Building Bancorp Common Stock held by such shareholder shall be designated Non-Election Shares. First Bancorp shall cause the Certificates representing Home Building Bancorp Common Stock described in clause (ii) to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

                  (d) Notwithstanding any other provision contained in this Agreement, 50% of the total number of shares of Home Building Bancorp Common Stock outstanding at the Effective Time (the "STOCK CONVERSION NUMBER") shall be converted into the Stock Consideration and the remaining outstanding shares of Home Building Bancorp Common Stock (excluding shares of Home Building Bancorp Common Stock to be canceled as provided in SECTION 2.5(D) and Dissenters' Shares) shall be converted into the Cash Consideration; PROVIDED, HOWEVER, that for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the IRC and, notwithstanding anything to the contrary contained herein, in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under
Section 368(a) of the IRC, First Bancorp shall increase the number of shares of Home Building Bancorp Common Stock that will be converted into the Stock Consideration and reduce the number of shares of Home Building Bancorp Common Stock that will be converted into the right to receive the Cash Consideration to ensure that the Stock Consideration will represent at least 40% of the value of the aggregate Merger Consideration, increased by the value of any Excluded Shares, each as measured as of the Effective Time.

                  (e) Within five business days after the later to occur of the Election Deadline or the Effective Time, First Bancorp shall cause the Exchange Agent to effect the allocation among holders of Home Building Bancorp Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

                           (i)   If the Stock Election Number exceeds the Stock
Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive (A) the Stock Consideration in respect of the number of Stock Election Shares held by such holder multiplied by a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number and (B) the Cash Consideration in respect of the remaining number of such holder's Stock Election Shares;

                           (ii)  If the Stock Election Number is less than the
Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the "SHORTFALL NUMBER"), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

                                    (A) if the Shortfall Number is less than or
equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive (1) the Stock Consideration in respect of the number of Non-Election Shares held by such holder multiplied by a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares and (2) the Cash Consideration in respect of the remaining number of such holder's Non-Election Shares; or

                                    (B) if the Shortfall Number exceeds the
number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive (1) the Stock Consideration in respect of the number of Cash Election Shares held by such holder multiplied by a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares and (2) the Cash Consideration in respect of the remaining number of such holder's Cash Election Shares.

                  For purposes of the foregoing calculations, Excluded Shares shall be deemed Cash Election Shares. For purposes of this SECTION 2.6(E), if First Bancorp is obligated to increase the number of shares of Home Building Bancorp Common Stock to be converted into shares of First Bancorp Common Stock as a result of the application of the last clause of SECTION 2.6(D) above, then the higher number shall be substituted for the Stock Conversion Number in the calculations set forth in this SECTION 2.6(E).

         2.7      EXCHANGE PROCEDURES.

                  (a) Appropriate transmittal materials ("LETTER OF TRANSMITTAL") in a form satisfactory to First Bancorp and Home Building Bancorp shall be mailed as soon as practicable after the Effective Time to each holder of record of Home Building Bancorp Common Stock as of the Effective Time who did not previously submit a completed Election Form. A Letter of Transmittal will be deemed properly completed only if accompanied by certificates representing all shares of Home Building Bancorp Common Stock to be converted thereby.

                  (b) At and after the Effective Time, each Certificate (except as specifically set forth in SECTION 2.5) shall represent only the right to receive the Merger Consideration.

                  (c) Prior to the Effective Time, First Bancorp shall (i) reserve for issuance with its transfer agent and registrar a sufficient number of shares of First Bancorp Common Stock to provide for payment of the aggregate Stock Consideration and (ii) deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Home Building Bancorp Common Stock, for exchange in accordance with this SECTION 2.7, an amount of cash sufficient to pay the aggregate Cash Consideration.

                  (d) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as First Bancorp may reasonably determine and
(iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of First Bancorp Common Stock that such holder has the right to receive pursuant to SECTION 2.5, if any, and a check in the amount equal to the cash that such holder has the right to receive pursuant to SECTION 2.5, if any (including any cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to SECTION 2.5, and any dividends or other distributions to which such holder is entitled pursuant to SECTION 2.5). Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute First Bancorp Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of First Bancorp Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. If there is a transfer of ownership of any shares of Home Building Bancorp Common Stock not registered in the transfer records of Home Building Bancorp, the Merger Consideration shall be issued to the transferee thereof if the Certificates representing such Home Building Bancorp Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of First Bancorp and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

                  (e) No dividends or other distributions declared or made after the Effective Time with respect to First Bancorp Common Stock issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of First Bancorp Common Stock hereunder until such person surrenders his or her Certificates in accordance with this SECTION 2.7. Upon the surrender of such person's Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of First Bancorp Common Stock represented by such person's Certificates.

                  (f) The stock transfer books of Home Building Bancorp shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of Home Building Bancorp of any shares of Home Building Bancorp Common Stock. If, after the Effective Time, Certificates are presented to First Bancorp, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this SECTION 2.7.

                  (g) Any portion of the aggregate amount of cash to be paid pursuant to SECTION 2.5, any dividends or other distributions to be paid pursuant to this SECTION 2.7 or any proceeds from any investments thereof that remains unclaimed by the shareholders of Home Building Bancorp for six months after the Effective Time shall be repaid by the Exchange Agent to First Bancorp upon the written request of First Bancorp. After such request is made, any shareholders of Home Building Bancorp who have not theretofore complied with this SECTION 2.7 shall look only to First Bancorp for the Merger Consideration deliverable in respect of each share of Home Building Bancorp Common Stock such shareholder holds, as determined pursuant to SECTION 2.5 of this Agreement, without any interest thereon. If outstanding Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of First Bancorp (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of Home Building Bancorp Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (h) First Bancorp and the Exchange Agent shall be entitled to rely upon Home Building Bancorp's stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, First Bancorp and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

                  (i) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or First Bancorp, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to SECTION 2.5.

         2.8 EFFECT ON OUTSTANDING SHARES OF FIRST BANCORP COMMON STOCK. At the Effective Time, each share of common stock of First Bancorp issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

         2.9 DIRECTORS OF SURVIVING CORPORATION AFTER EFFECTIVE TIME. Subject to SECTION 5.14(A), immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified, the directors of the Surviving Corporation shall consist of the directors of First Bancorp serving immediately prior to the Effective Time.

         2.10 ARTICLES OF INCORPORATION AND BYLAWS. The articles of incorporation of First Bancorp, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law. The bylaws of First Bancorp, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

         2.11 TREATMENT OF STOCK OPTIONS. As soon as practicable following the date of this Agreement, Home Building Bancorp's Board of Directors shall adopt such resolutions or take such other actions as are required to provide for the cancellation of all outstanding options to acquire shares of Home Building Bancorp Common Stock (each, a "HOME BUILDING BANCORP OPTION"), whether or not vested, as of the Effective Time in exchange for a cash payment by Home Building Bancorp in cash an amount equal to the product of (i) the number of shares of Home Building Bancorp Common Stock subject to such option at the Effective Time and (ii) the amount by which the Cash Consideration exceeds the exercise price per share of such option, net of any cash which must be withheld under federal and state income and employment tax requirements. In the event that the exercise price of a Home Building Bancorp Option is greater than the Cash Consideration, then at the Effective Time such Home Building Bancorp Option shall be canceled without any payment made in exchange therefor.

         2.12 DISSENTERS' RIGHTS. Notwithstanding any other provision of this Agreement to the contrary, shares of Home Building Bancorp Common Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded payment of the fair value for such shares in accordance with the IBCL (collectively, the "DISSENTERS' SHARES") shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders instead shall be entitled to receive payment of the fair value of such shares held by them in accordance with the provisions of the IBCL, except that all Dissenters' Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights as dissenting shareholders under the IBCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in SECTION 2.7 of the Certificate(s) that, immediately prior to the Effective Time, evidenced such shares. Home Building Bancorp shall give First Bancorp (i) prompt notice of any written demands for payment of fair value of any shares of Home Building Bancorp Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the IBCL and received by Home Building Bancorp relating to shareholders' dissenters' rights and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the IBCL consistent with the obligations of Home Building Bancorp thereunder. Home Building Bancorp shall not, except with the prior written consent of First Bancorp, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for payment of fair value or (z) waive any failure to timely deliver a written demand for payment of fair value or timely take any other action to perfect payment of fair value rights in accordance with the IBCL.

         2.13 BANK MERGER. Concurrently with or as soon as practicable after the execution and delivery of this Agreement, First Federal Savings Bank ("FIRST FEDERAL"), a wholly owned subsidiary of First Bancorp, and Home Building Savings Bank, FSB ("HOME BUILDING SAVINGS"), a wholly owned subsidiary of Home Building Bancorp, shall enter into the Plan of Bank Merger, in the form attached hereto as Exhibit C, pursuant to which Home Building Savings will merge with and into
   ---------
First Federal (the "BANK MERGER"). The parties intend that the Bank Merger will become effective simultaneously with or immediately following the Effective Time.

         2.14 ALTERNATIVE STRUCTURE. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, First Bancorp may specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions as First Bancorp may reasonably determine to effect the purposes of this Agreement; PROVIDED, HOWEVER, that such revised structure shall not (i) alter or change the amount or kind of the Merger Consideration or (ii) materially impede or delay the receipt of any regulatory approval referred to in, or the consummation of the transactions contemplated by, this Agreement. In the event that First Bancorp elects to make such a revision, the parties agree to execute appropriate documents to reflect the revised structure.

         2.15 ABSENCE OF CONTROL. Subject to any specific provisions of this Agreement, it is the intent of the parties hereto that First Bancorp by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, Home Building Bancorp or to exercise, directly or indirectly, a controlling influence over the management or policies of Home Building Bancorp.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

         3.1 DISCLOSURE LETTERS. Prior to the execution and delivery of this Agreement, First Bancorp and Home Building Bancorp have each delivered to the other a letter (each, its "DISCLOSURE LETTER") setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of their respective representations and warranties (and making specific reference to the Section of this Agreement to which they relate).

         3.2 REPRESENTATIONS AND WARRANTIES OF HOME BUILDING BANCORP. Home Building Bancorp represents and warrants to First Bancorp that, except as disclosed in Home Building Bancorp's Disclosure Letter:

                  (a) ORGANIZATION AND QUALIFICATION. Home Building Bancorp is a corporation duly organized and validly existing under the laws of the State of Indiana and is registered with the OTS as a savings and loan holding company. Home Building Bancorp has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Home Building Bancorp is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on Home Building Bancorp. Home Building Bancorp engages only in activities (and holds properties only of the types) permitted to savings and loan holding companies by the HOLA and the rules and regulations of the OTS promulgated thereunder.

                  (b)      SUBSIDIARIES.

                           (i)   Home Building Bancorp's Disclosure Letter sets
forth with respect to each of Home Building Bancorp's Subsidiaries its name, its jurisdiction of incorporation, Home Building Bancorp's percentage ownership, the number of shares of stock owned or controlled by Home Building Bancorp and the name and number of shares held by any other person who owns any stock of the Subsidiary. Home Building Bancorp owns of record and beneficially all the capital stock of each of its Subsidiaries free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to Home Building Bancorp's right to vote or dispose of any equity securities of its Subsidiaries. Home Building Bancorp's ownership interest in each of its Subsidiaries is in compliance with all applicable laws, rules and regulations relating to equity investments by savings and loan holding companies or federal savings associations.

                           (ii)  Each of Home Building Bancorp's Subsidiaries is
a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on such Subsidiary.

                           (iii) The outstanding shares of capital stock of each
Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. No shares of capital stock of any Subsidiary of Home Building Bancorp are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

                           (iv)  No Subsidiary of Home Building Bancorp other
than Home Building Savings is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder. Home Building Savings's deposits are insured by the FDIC to the fullest extent permitted by law. Home Building Savings is a member in good standing of the Federal Home Loan Bank of Indianapolis. Home Building Savings engages only in activities (and holds properties only of the types) permitted by the HOLA and the rules and regulations of the OTS promulgated thereunder.

                  (c)      CAPITAL STRUCTURE.

                           (i)   The authorized capital stock of Home Building
Bancorp consists of 1,000,000 shares of Home Building Bancorp Common Stock and 250,000 shares of preferred stock, no par value.

                           (ii)  As of the date of this Agreement: (A) 255,428
shares of Home Building Bancorp Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable federal and state securities laws, and no shares of preferred stock are outstanding; and (B) 7,610 shares of Home Building Bancorp Common Stock are reserved for issuance pursuant to outstanding Home Building Bancorp Options.

                           (iii) Set forth in Home Building Bancorp's Disclosure
Letter is a complete and accurate list of all outstanding Home Building Bancorp Options, including the names of the optionees, dates of grant, exercise prices, dates of vesting, dates of termination, shares subject to each grant and whether stock appreciation, limited or other similar rights were granted in connection with such options.

                           (iv)  No bonds, debentures, notes or other
indebtedness having the right to vote on any matters on which shareholders of Home Building Bancorp may vote are issued or outstanding.

                           (v)   Except as set forth in this SECTION 3.2(C), as
of the date of this Agreement, (A) no shares of capital stock or other voting securities of Home Building Bancorp are issued, reserved for issuance or outstanding and (B) neither Home Building Bancorp nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Home Building Bancorp or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Home Building Bancorp or obligating Home Building Bancorp or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of Home Building Bancorp or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Home Building Bancorp or any of its Subsidiaries.

                  (d) AUTHORITY. Home Building Bancorp has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Home Building Bancorp's Board of Directors, and no other corporate proceedings on the part of Home Building Bancorp are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Home Building Bancorp Common Stock. This Agreement has been duly and validly executed and delivered by Home Building Bancorp and constitutes a valid and binding obligation of Home Building Bancorp, enforceable against Home Building Bancorp in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

                  (e) NO VIOLATIONS. The execution, delivery and performance of this Agreement by Home Building Bancorp do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming all required governmental approvals have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Home Building Bancorp or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the articles of incorporation or bylaws of Home Building Bancorp or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Home Building Bancorp or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Home Building Bancorp or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject except, in the case of (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Home Building Bancorp.

                  (f) CONSENTS AND APPROVALS. No consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by Home Building Bancorp of this Agreement or the consummation by Home Building Bancorp of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger, except for filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of the related waiting period required by, federal and state banking authorities. As of the date hereof, Home Building Bancorp has no knowledge of any reason pertaining to Home Building Bancorp why any of the approvals referred to in this SECTION 3.2(F) should not be obtained without the imposition of any material condition or restriction described in SECTION 6.1(B).

                  (g) GOVERNMENTAL FILINGS. Home Building Bancorp and each of its Subsidiaries has filed all reports, schedules, registration statements and other documents that it has been required to file since December 31, 2002 with the OTS, the FDIC or any other Governmental Regulator (collectively, "HOME BUILDING BANCORP'S REPORTS"). No administrative actions have been taken or threatened or orders issued in connection with any of Home Building Bancorp's Reports. As of their respective dates, each of Home Building Bancorp's Reports complied in all material respects with all laws or regulations under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance). Any financial statement contained in any of Home Building Bancorp's Reports fairly presented in all material respects the financial position of Home Building Bancorp on a consolidated basis, Home Building Bancorp alone or each of Home Building Bancorp's Subsidiaries alone, as the case may be, and was prepared in accordance with GAAP or applicable regulations.

                  (h) FINANCIAL STATEMENTS. Home Building Bancorp's Disclosure Letter contains copies of (i) the consolidated balance sheets of Home Building Bancorp and its Subsidiaries as of September 30, 2005 and 2004 and related consolidated statements of income, cash flows and changes in stockholders' equity for each of the years in the two-year period ended September 30, 2005, together with the notes thereto, accompanied by the audit report of Home Building Bancorp's independent public auditors and (ii) the unaudited consolidated balance sheet of Home Building Bancorp and its Subsidiaries as of December 31, 2005 and the related consolidated statements of income and changes in stockholders' equity for the three months ended December 31, 2005. Such financial statements were prepared from the books and records of Home Building Bancorp and its Subsidiaries, fairly present the consolidated financial position of Home Building Bancorp and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of Home Building Bancorp and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; PROVIDED, HOWEVER, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack a statement of cash-flows and footnotes. The books and records of Home Building Bancorp and its Subsidiaries have been, and are being, maintained in all respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

                  (i) UNDISCLOSED LIABILITIES. Neither Home Building Bancorp nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of Home Building Bancorp as of September 30, 2005, except for (i) liabilities incurred since September 30, 2005 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Home Building Bancorp and (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

                  (j) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since September 30, 2005:

                           (i)   Home Building Bancorp and its Subsidiaries have
conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices;

                           (ii)  there has not been any event or occurrence that
has had, or is reasonably expected to have, a Material Adverse Effect on Home Building Bancorp;

                           (iii) Home Building Bancorp has not declared, paid or
set aside any dividends or distributions with respect to the Home Building Bancorp Common Stock;

                           (iv)  except for supplies or equipment purchased in
the ordinary course of business, neither Home Building Bancorp nor any of its Subsidiaries have made any capital expenditures exceeding individually or in the aggregate $10,000;

                           (v)   there has not been any write-down by Home
Building Savings in excess of $25,000 with respect to any of its Loans or other real estate owned;

                           (vi)  there has not been any sale, assignment or
transfer of any assets by Home Building Bancorp or any of its Subsidiaries in excess of $10,000 other than in the ordinary course of business or pursuant to a contract or agreement disclosed in Home Building Bancorp's Disclosure Letter;

                           (vii) there has been no increase in the salary,
compensation, pension or other benefits payable or to become payable by Home Building Bancorp or any of its Subsidiaries to any of their respective directors, officers or employees, other than in conformity with the policies and practices of such entity in the usual and ordinary course of its business;

                           (viii) neither Home Building Bancorp nor any of its
Subsidiaries has paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of their directors, officers or employees; and

                           (ix)   there has been no change in any accounting
principles, practices or methods of Home Building Bancorp or any of its Subsidiaries other than as required by GAAP.

                  (k) LITIGATION. Other than for routine matters incidental to the business of Home Building Bancorp, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Home Building Bancorp, there are no suits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of Home Building Bancorp, threatened against or affecting Home Building Bancorp or any of its Subsidiaries or any property or asset of Home Building Bancorp or any of its Subsidiaries. To the knowledge of Home Building Bancorp, there are no investigations, reviews or inquiries by any court or Governmental Entity pending or threatened against Home Building Bancorp or any of its Subsidiaries. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against Home Building Bancorp or any of its Subsidiaries that have not been satisfied or that enjoin Home Building Bancorp or any of its Subsidiaries from taking any action.

                  (l) ABSENCE OF REGULATORY ACTIONS. Since December 31, 2002, neither Home Building Bancorp nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. There are no unresolved violations, criticisms or exceptions by any Government Regulator with respect to any report or statement relating to any examinations of Home Building Bancorp or its Subsidiaries.

                  (m) COMPLIANCE WITH LAWS. Home Building Bancorp and each of its Subsidiaries conducts its business in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it. Home Building Bancorp and each of its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is threatened. Neither Home Building Bancorp nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Home Building Bancorp.

                  (n) TAXES. All federal, state, local and foreign Tax returns required to be filed by or on behalf of Home Building Bancorp or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by Home Building Bancorp or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on Home Building Bancorp's balance sheet (in accordance with GAAP). There is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of Home Building Bancorp or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where Home Building Bancorp or any of its Subsidiaries do not file Tax returns that Home Building Bancorp or any such Subsidiary is subject to taxation in that jurisdiction. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Home Building Bancorp or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on Home Building Bancorp's balance sheet (in accordance with GAAP). Home Building Bancorp and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. Home Building Bancorp and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Home Building Bancorp and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements. Neither Home Building Bancorp nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement in the payment of any "excess parachute payments" within the meaning of Section 280G of the IRC and neither Home Building Bancorp nor any of its Subsidiaries has made any payments and is not a party to any agreement, and does not maintain any plan, program or arrangement, that could require it to make any payments (including any deemed payment of compensation upon the exercise of a Home Building Bancorp Option or upon the issuance of any Home Building Bancorp Common Stock), that would not be fully deductible by reason of Section 162(m) of the IRC.

                  (o)    AGREEMENTS.

                         (i)   Home Building Bancorp's Disclosure Letter lists,
and contains a complete and correct copy of, any contract, arrangement, commitment or understanding (whether written or oral) to which Home Building Bancorp or any of its Subsidiaries is a party or is bound:

                               (A)   with any executive officer or other key
employee of Home Building Bancorp or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Home Building Bancorp or any of its Subsidiaries of the nature contemplated by this Agreement;

                               (B)   with respect to the employment of any
directors, officers, employees or consultants;

                               (C)   any of the benefits of which will be
increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan);

                               (D)  containing covenants that limit the ability
of Home Building Bancorp or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, Home Building Bancorp (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency);

                               (E)  pursuant to which Home Building Bancorp
or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity;

                               (F)  that relates to borrowings of money (or
guarantees thereof) by Home Building Bancorp or any of its Subsidiaries in excess of $50,000, other than advances from the Federal Home Loan Bank of Indianapolis; or

                               (G)  which is a lease or license with respect
to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $25,000 on an annual basis.

                         (ii)  Neither Home Building Bancorp nor any of its
Subsidiaries is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of Home Building Bancorp, no other party to any such agreement (excluding any loan or extension of credit made by Home Building Bancorp or any of its Subsidiaries) is in default in any respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Home Building Bancorp.

                  (p) INTELLECTUAL PROPERTY. Home Building Bancorp and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its business. Home Building Bancorp's Disclosure Letter sets forth a complete and correct list of all material trademarks, trade names, service marks and copyrights owned by or licensed to Home Building Bancorp or any of its Subsidiaries for use in its business, and all licenses and other agreements relating thereto and all agreements relating to third party intellectual property that Home Building Bancorp or any of its Subsidiaries is licensed or authorized to use in its business, including without limitation any software licenses (collectively, the "INTELLECTUAL PROPERTY"). With respect to each item of Intellectual Property owned by Home Building Bancorp or any of its Subsidiaries, the owner possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Intellectual Property that Home Building Bancorp or any of its Subsidiaries is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect. Neither Home Building Bancorp nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that Home Building Bancorp or any of its Subsidiaries must license or refrain from using any intellectual property rights of a third party). To the knowledge of Home Building Bancorp, neither Home Building Bancorp nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of Home Building Bancorp or any of its Subsidiaries.

                  (q) LABOR MATTERS. Home Building Bancorp and its Subsidiaries are in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither Home Building Bancorp nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Home Building Bancorp or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving Home Building Bancorp or any of its Subsidiaries pending or, to the knowledge of Home Building Bancorp, threatened.

                  (r)      EMPLOYEE BENEFIT PLANS.

                           (i) Home Building Bancorp's Disclosure Letter
contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of Home Building Bancorp or any of its Subsidiaries (hereinafter referred to collectively as the "HOME BUILDING BANCORP EMPLOYEE PLANS"). Home Building Bancorp has previously delivered or made available to First Bancorp true and complete copies of each agreement, plan and other documents referenced in Home Building Bancorp's Disclosure Letter, along with, where applicable, copies of the IRS Form 5500 or 5500-C for the most recently completed year. There has been no announcement or commitment by Home Building Bancorp or any of its Subsidiaries to create an additional Home Building Bancorp Employee Plan, or to amend any Home Building Bancorp Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such Home Building Bancorp Employee Plan.

                           (ii) There is no pending or threatened litigation,
administrative action or proceeding relating to any Home Building Bancorp Employee Plan. All of the Home Building Bancorp Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the Home Building Bancorp Employee Plans which is likely to result in the imposition of any penalties or taxes upon Home Building Bancorp or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC.

                           (iii) No liability to the Pension Benefit Guarantee
Corporation has been or is expected by Home Building Bancorp or any of its Subsidiaries to be incurred with respect to any Home Building Bancorp Employee Plan which is subject to Title IV of ERISA ("HOME BUILDING BANCORP PENSION PLAN"), or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Home Building Bancorp or any ERISA Affiliate. No Home Building Bancorp Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Home Building Bancorp Pension Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Home Building Bancorp Pension Plan as of the end of the most recent plan year with respect to the respective Home Building Bancorp Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Home Building Bancorp Pension Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Home Building Bancorp Pension Plan within the 12-month period ending on the date hereof. Neither Home Building Bancorp nor any of its Subsidiaries has provided, or is required to provide, security to any Home Building Bancorp Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the IRC. Neither Home Building Bancorp, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980.

                           (iv) Each Home Building Bancorp Employee Plan that is
an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (a "HOME BUILDING BANCORP QUALIFIED PLAN") has received a favorable determination letter from the IRS, and Home Building Bancorp and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. Each Home Building Bancorp Qualified Plan that is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the IRC) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the IRC and the regulations thereunder in all material respects and any assets of any such Home Building Bancorp Qualified Plan that, as of the end of the plan year, are not allocated to participants' individual accounts are pledged as security for, and may be applied to satisfy, any securities acquisition indebtedness.

                           (v)  With respect to each Home Building Bancorp
Employee Plan that is a "multiple employer plan" (as defined in Section 4063 of ERISA): (A) none of Home Building Bancorp or any of its Subsidiaries, nor any of their respective ERISA Affiliates, has received any notification, nor has any actual knowledge, that if Home Building Bancorp or any of its Subsidiaries or any of their respective ERISA Affiliates were to experience a withdrawal or partial withdrawal from such plan it would incur withdrawal liability that would be reasonably likely to have a Material Adverse Effect on Home Building Bancorp; and (B) none of Home Building Bancorp or any of its Subsidiaries, nor any of their respective ERISA Affiliates, has received any notification, nor has any reason to believe, that any Home Building Bancorp Employee Plan is in reorganization, has been terminated, is insolvent, or may be in reorganization, become insolvent or be terminated.

                           (vi)  Neither Home Building Bancorp nor any of its
Subsidiaries has any obligations for post-retirement or post-employment benefits under any Home Building Bancorp Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or
Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals.

                           (vii)  All contributions required to be made with
respect to any Home Building Bancorp Employee Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Home Building Bancorp Employee Plan, for any period through the date hereof have been timely made or paid in full, or to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of Home Building Bancorp. Each Home Building Bancorp Employee Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (A) is funded through an insurance company contract and is not a "welfare benefit fund" within the meaning of Section 419 of the IRC or (B) is unfunded.

                  (s)      PROPERTIES.

                           (i) A list and description of all real property owned
or leased by Home Building Bancorp or a Subsidiary of Home Building Bancorp is set forth in Home Building Bancorp's Disclosure Letter. Home Building Bancorp and each of its Subsidiaries has good and marketable title to all real property owned by it (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any Liens except (i) liens for taxes not yet due and payable and (ii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. Each lease pursuant to which Home Building Bancorp or any of its Subsidiaries as lessee, leases real or personal property is valid and in full force and effect and neither Home Building Bancorp nor any of its Subsidiaries, nor, to Home Building Bancorp's knowledge, any other party to any such lease, is in default or in violation of any material provisions of any such lease. A complete and correct copy of each such lease is attached to Home Building Bancorp's Disclosure Letter. All real property owned or leased by Home Building Bancorp or any of its Subsidiaries are in a good state of maintenance and repair (normal wear and tear excepted), conform with all applicable ordinances, regulations and zoning laws and are considered by Home Building Bancorp to be adequate for the current business of Home Building Bancorp and its Subsidiaries. To the knowledge of Home Building Bancorp, none of the buildings, structures or other improvements located on any real property owned or leased by Home Building Bancorp or any of its Subsidiaries encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

                           (ii) Home Building Bancorp and each of its
Subsidiaries has good and marketable title to all tangible personal property owned by it, free and clear of all Liens except such Liens, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. With respect to personal property used in the business of Home Building Bancorp and its Subsidiaries that is leased rather than owned, neither Home Building Bancorp nor any of its Subsidiaries is in default under the terms of any such lease.

                  (t) FAIRNESS OPINION. Home Building Bancorp has received the opinion of Renninger & Associates, LLC to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to Home Building Bancorp's shareholders.

                  (u) FEES. Other than for financial advisory services performed for Home Building Bancorp by Renninger & Associates, LLC pursuant to an agreement dated December 21, 2005, a true and complete copy of which is attached as an exhibit to Home Building Bancorp's Disclosure Letter, neither Home Building Bancorp nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Home Building Bancorp or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

                  (v)      ENVIRONMENTAL MATTERS.

                           (i)  Each of Home Building Bancorp and its
Subsidiaries, the Participation Facilities, and, to the knowledge of Home Building Bancorp, the Loan Properties are, and have been, in substantial compliance with all Environmental Laws.

                           (ii) There is no suit, claim, action, demand,
executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of Home Building Bancorp, threatened, before any court, governmental agency or board or other forum against Home Building Bancorp or any of its Subsidiaries or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Home Building Bancorp or any of its Subsidiaries or any Participation Facility.

                           (iii) To the knowledge of Home Building Bancorp,
there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or Home Building Bancorp or any of its Subsidiaries in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

                           (iv)  Neither Home Building Bancorp nor any of its
Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

                           (v)  There are no underground storage tanks at any
properties owned or operated by Home Building Bancorp or any of its Subsidiaries or any Participation Facility. Neither Home Building Bancorp nor any of its Subsidiaries nor, to the knowledge of Home Building Bancorp, any other person or entity, has closed or removed any underground storage tanks from any properties owned or operated by Home Building Bancorp or any of its Subsidiaries or any Participation Facility.

                           (vi) During the period of (A) Home Building Bancorp's
or its Subsidiary's ownership or operation of any of their respective current properties or (B) Home Building Bancorp's or its Subsidiary's participation in the management of any Participation Facility, there has been no release of Hazardous Materials in, on, under or affecting such properties. To the knowledge of Home Building Bancorp, prior to the period of (A) Home Building Bancorp's or its Subsidiary's ownership or operation of any of their respective current properties or (B) Home Building Bancorp's or its Subsidiary's participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties.

                  (w)      LOAN PORTFOLIO; ALLOWANCE FOR LOAN LOSSES.

                           (i)  With respect to each Loan owned by Home Building
Bancorp or its Subsidiaries in whole or in part:

                                    (A)   The note and the related security
documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms;

                                    (B)   neither Home Building Bancorp nor any
of its Subsidiaries, nor any prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file;

                                    (C)   Home Building Bancorp or a Subsidiary
of Home Building Bancorp is the sole holder of legal and beneficial title to each Loan (or Home Building Bancorp's or its Subsidiary's applicable participation interest, as applicable), except as otherwise referenced on the books and records of Home Building Bancorp or a Subsidiary of Home Building Bancorp;

                                    (D)   the original note and the related
security documents are included in the Loan files, and copies of any documents in the Loan files are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file; and

                                    (E)   with respect to a Loan held in the
form of a participation, the participation documentation is legal, valid, binding and enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                           (ii) Neither the terms of any Loan, any of the
documentation for any Loan, the manner in which any Loans have been administered and serviced, nor Home Building Bancorp's practices of approving or rejecting Loan applications, violate any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

                           (iii) The allowance for loan losses reflected in Home
Building Bancorp's audited balance sheet at September 30, 2005 was, and the allowance for loan losses shown on the balance sheets in Home Building Bancorp's Reports for periods ending after such date, in the opinion of management, was or will be adequate, as of the dates thereof, under GAAP.

                  (x) ANTI-TAKEOVER PROVISIONS INAPPLICABLE. Home Building Bancorp and its Subsidiaries have taken all actions required to exempt First Bancorp, the Agreement, the Plan of Bank Merger, the Merger and the Bank Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state "anti-takeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations.

                  (y) MATERIAL INTERESTS OF CERTAIN PERSONS. No current or former officer or director of Home Building Bancorp, or any family member or affiliate of any such person, has any material interest, directly or indirectly, in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Home Building Bancorp or any of its Subsidiaries.

                  (z) INSURANCE. In the opinion of management, Home Building Bancorp and its Subsidiaries are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Home Building Bancorp's Disclosure Letter contains a list of all policies of insurance carried and owned by Home Building Bancorp or any of Home Building Bancorp's Subsidiaries showing the name of the insurance company and agent, the nature of the coverage, the policy limit, the annual premiums and the expiration date. All of the insurance policies and bonds maintained by Home Building Bancorp and its Subsidiaries are in full force and effect, Home Building Bancorp and its Subsidiaries are not in default thereunder, all premiums and other payments due under any such policy have been paid and all material claims thereunder have been filed in due and timely fashion.

                  (aa)  INVESTMENT SECURITIES; DERIVATIVES.

                           (i) Except for restrictions that exist for securities
that are classified as "held to maturity," none of the investment securities held by Home Building Bancorp or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

                           (ii) Neither Home Building Bancorp nor any of its
Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

                  (bb) INDEMNIFICATION. Except as provided in the articles of incorporation or bylaws of Home Building Bancorp and the similar organizational documents of its Subsidiaries, neither Home Building Bancorp nor any of its Subsidiaries is a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of Home Building

Bancorp and, to the knowledge of Home Building Bancorp, there are no claims for which any such person would be entitled to indemnification under the certificate of incorporation or bylaws of Home Building Bancorp or the similar organizational documents of any of its Subsidiaries, under any applicable law or regulation or under any indemnification agreement.

                  (cc) CORPORATE DOCUMENTS AND RECORDS. Home Building Bancorp's Disclosure Letter includes a complete and correct copy of the articles of incorporation, bylaws and similar organizational documents of Home Building Bancorp and each of Home Building Bancorp's Subsidiaries, as in effect as of the date of this Agreement. Neither Home Building Bancorp nor any of Home Building Bancorp's Subsidiaries is in violation of its articles of incorporation, bylaws or similar organizational documents. The minute books of Home Building Bancorp and each of Home Building Bancorp's Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their shareholders. Home Building Bancorp and each of its Subsidiaries maintains accounting records that fairly and accurately reflect, in all material respects, its transactions, and accounting controls exist sufficient to provide reasonable assurances that such transactions are, in all material respects, (i) executed in accordance with management's general or specific authorization and (ii) recorded as necessary to permit the preparation of financial statements in accordance with GAAP.

                  (dd) HOME BUILDING BANCORP INFORMATION. The information regarding Home Building Bancorp and its Subsidiaries to be supplied by Home Building Bancorp for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                  (ee) CRA, ANTI-MONEY LAUNDERING, OFAC AND CUSTOMER INFORMATION SECURITY. Home Building Savings has received a rating of "Satisfactory" in its most recent examination or interim review with respect to the CRA. Home Building Bancorp is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist that would cause Home Building Savings or any other Subsidiary of Home Building Bancorp: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than "satisfactory"; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury's Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and sate privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Home Building Savings. Home Building Bancorp is not aware of any facts or circumstances that would cause it to believe that any non-public


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

customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either Home Building Bancorp or of its Subsidiaries to undertake any remedial action. The board of directors of Home Building Savings (or where appropriate of any other Subsidiary of Home Building Bancorp) has adopted, and Home Building Savings (or such other Subsidiary of Home Building Bancorp) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and Home Building Savings (or such other Subsidiary of Home Building Bancorp) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

                  (ff) TAX TREATMENT OF THE MERGER. Home Building Bancorp has no knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368 of the IRC.

         3.3 REPRESENTATIONS AND WARRANTIES OF FIRST BANCORP. First Bancorp represents and warrants to Home Building Bancorp that, except as set forth in First Bancorp's Disclosure Letter:

                  (a) ORGANIZATION AND QUALIFICATION. First Bancorp is a corporation duly organized and validly existing under the laws of the State of Indiana and is registered with the OTS as a savings and loan holding company. First Bancorp has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. First Bancorp is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on First Bancorp.

                  (b) SUBSIDIARIES. First Bancorp owns of record and beneficially all the capital stock of each of First Federal free and clear of any Liens. First Federal is a federally chartered savings bank duly organized and validly existing under the laws of the United States of America, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Affect on First Federal. First Federal's deposits are insured by the FDIC to the fullest extent permitted by law. First Federal is a member in good standing of the Federal Home Loan Bank of Indianapolis. First Federal engages only in activities (and holds properties only of the types) permitted by the HOLA and the rules and regulations of the OTS promulgated thereunder.

                  (c) CAPITAL STRUCTURE.

                           (i) The authorized capital stock of First Bancorp
consists of: (A) 9,000,000 shares of First Bancorp Common Stock; and (B) 1,000,000 shares of preferred stock, par value $.01 per share.

                           (ii) As of March 31, 2006, (A) 1,553,748 shares of
First Bancorp Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws; (B) no shares of First Bancorp preferred stock are issued and outstanding; and (C) 118,549 shares of First Bancorp Common Stock were reserved for issuance pursuant to outstanding grants or awards under First Bancorp's stock-based benefit plans.

                           (iii) The shares of First Bancorp Common Stock to be
issued in exchange for shares of Home Building Bancorp Common Stock upon consummation of the Merger in accordance with this Agreement have been duly authorized and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

                  (d) AUTHORITY. First Bancorp has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of the Board of Directors of First Bancorp, and no other corporate proceedings on the part of First Bancorp are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by First Bancorp and constitutes a valid and binding obligation of First Bancorp, enforceable against First Bancorp in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

                  (e) NO VIOLATIONS. The execution, delivery and performance of this Agreement by First Bancorp do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming all required governmental approvals have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which First Bancorp or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the articles of incorporation or bylaws of First Bancorp or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of First Bancorp or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which First Bancorp or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject except, in the case of (iii), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on First Bancorp.

                  (f) CONSENTS AND APPROVALS. No consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained in connection with the execution and delivery by First Bancorp of this Agreement or the consummation by First Bancorp of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger, except for (i) filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of the related waiting period required by, federal and state banking authorities, (ii) filing of the Registration Statement with the SEC and declaration by the SEC of the Registration Statement's effectiveness under the Securities Act, (iii) the registration or qualification of the shares of First Bancorp Common Stock to be issued in exchange for shares of Home Building Bancorp Common Stock under state securities or "blue sky" laws and (iv) the listing of the shares of First Bancorp Common Stock to be issued in exchange for shares of Home Building Bancorp Common Stock on the Nasdaq Stock Market. As of the date hereof, First Bancorp knows of no reason pertaining to First Bancorp why any of the approvals referred to in this SECTION 3.3(F) should not be obtained without the imposition of any material condition or restriction described in SECTION 6.1(B).

                  (g) SECURITIES FILINGS. First Bancorp has filed with the SEC all reports, schedules, registration statements, definitive proxy statements and other documents that it has been required to file under the Securities Act or the Exchange Act since December 31, 2002 (collectively, "FIRST BANCORP'S REPORTS"). None of First Bancorp's Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all of First Bancorp's Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder. Each of the financial statements (including, in each case, any notes thereto) of First Bancorp included in First Bancorp's Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

                  (h) FINANCIAL STATEMENTS. First Bancorp has previously made available to Home Building Bancorp copies of (i) the consolidated balance sheets of First Bancorp and its Subsidiaries as of June 30, 2005 and 2004 and related consolidated statements of income, cash flows and changes in stockholders' equity for each of the years in the three-year period ended June 30, 2005, together with the notes thereto, accompanied by the audit report of First Bancorp's independent public auditors, as reported in First Bancorp's Annual Report on Form 10-KSB for the year ended June 30, 2005 filed with the SEC and
(ii) the unaudited consolidated balance sheet of First Bancorp and its Subsidiaries as of December 31, 2005 and the related consolidated statements of income, cash flows and changes in stockholders' equity for the six months ended December 31, 2005, as reported in First Bancorp's Quarterly Report on Form 10-QSB for the period ended December 31, 2005 filed with the SEC. Such financial statements were prepared from the books and records of First Bancorp and its Subsidiaries, fairly present the consolidated financial position of First Bancorp and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of

First Bancorp and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; PROVIDED, HOWEVER, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack a statement of cash flows and footnotes to the extent permitted under applicable regulations. The books and records of First Bancorp and its Subsidiaries have been, and are being, maintained in all respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

                  (i) UNDISCLOSED LIABILITIES. Neither First Bancorp nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated balance sheet of First Bancorp as of December 31, 2005 as included in First Bancorp's Quarterly Report on Form 10-QSB for the period ended December 31, 2005, except for (i) liabilities incurred since December 31, 2005 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on First Bancorp and
(ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

                  (j) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in First Bancorp's Reports filed with the SEC prior to the date of this Agreement, since December 31, 2005, (i) First Bancorp and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and (ii) there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on First Bancorp.

                  (k) LITIGATION. There are no suits, actions or legal, administrative or arbitration proceedings pending or, to the knowledge of First Bancorp, threatened against or affecting First Bancorp or any of its Subsidiaries or any property or asset of First Bancorp or any of its Subsidiaries that (i) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on First Bancorp or (ii) challenge the validity or propriety of the transactions contemplated by this Agreement. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against First Bancorp or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on First Bancorp.

                  (l) ABSENCE OF REGULATORY ACTIONS. Since December 31, 2002, neither First Bancorp nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. There are no unresolved violations, criticisms or exceptions by any Government Regulator with respect to any report or statement relating to any examinations of First Bancorp or its Subsidiaries.

                  (m) FIRST BANCORP INFORMATION. The information regarding First Bancorp and its Subsidiaries to be supplied by First Bancorp for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement-Prospectus (except for such portions thereof that relate only to Home Building Bancorp or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

                  (n) TAX TREATMENT OF THE MERGER. First Bancorp has no knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368 of the IRC.

                  (o) AVAILABILITY OF FUNDS. First Bancorp has and will have available to it at the Effective Time, sources of capital sufficient to pay the aggregate Cash Consideration and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

                                   ARTICLE IV
                           CONDUCT PENDING THE MERGER

         4.1 FORBEARANCES BY HOME BUILDING BANCORP. Except as expressly contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Effective Time, Home Building Bancorp shall not, nor shall Home Building Bancorp permit any of its Subsidiaries to, without the prior written consent of First Bancorp, which consent shall not be unreasonably withheld:

                  (a) conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; or take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

                  (b) (i) incur, modify, extend or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, other than (A) the creation of deposit liabilities in the ordinary course of business consistent with past practice and (B) advances from the Federal Home Loan Bank of Indianapolis with a maturity of not more than one year;

                           (ii) prepay any indebtedness or other similar
arrangements so as to cause Home Building Bancorp to incur any prepayment penalty thereunder;

                  (c) (i) adjust, split, combine or reclassify any capital stock;

                           (ii) make, declare or pay any dividend or any other
distribution on its capital stock, except for regular quarterly cash dividends at a rate not in excess of $0.115 per share of Home Building Bancorp Common Stock and dividends paid by any of Home Building Bancorp's Subsidiaries for the purpose of enabling Home Building Bancorp to pay such dividends;

                           (iii) grant any stock appreciation rights or grant
any individual, corporation or other entity any right to acquire any shares of its capital stock;

                           (iv) issue any additional shares of capital stock or
any securities or obligations convertible or exercisable for any shares of its capital stock except pursuant to the exercise of stock options outstanding as of the date hereof; or

                           (v) directly or indirectly redeem, purchase or
otherwise acquire any shares of its capital stock;

                  (d) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

                  (e) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

                  (f) enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $10,000 per annum and other than contracts or agreements covered by SECTION 4.1(G);

                  (g) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except (i) in conformity with existing lending practices in amounts not to exceed an aggregate of $400,000 with respect to any individual borrower, or (ii) loans or advances as to which Home Building Bancorp has a binding obligation to make such loans or advances as of the date hereof;

                  (h) except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of Home Building Bancorp or Home Building Savings, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

                  (i) (i) increase in any manner the compensation or fringe benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect, or pay any bonus, pension, retirement allowance or contribution not required by any existing plan or agreement to any such employees or directors;

                       (ii) become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or director;

                       (iii) voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation; or

                       (iv) elect to any senior executive office any person who is not a member of its senior executive officer team as of the date of this Agreement or elect to its Board of Directors any person who is not a member of its Board of Directors as of the date of this Agreement, or hire any employee with annual compensation in excess of $30,000;

                  (j) settle any claim, action or proceeding involving payment by it of money damages in excess of $20,000 or impose any material restriction on its operations or the operations of any of its Subsidiaries;

                  (k) amend its articles of incorporation or bylaws, or similar governing documents;

                  (l) restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or in the manner in which the portfolio is classified;

                  (m) make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than one year;

                  (n) make any capital expenditures other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

                  (o) establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

                  (p) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

                  (q) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

                  (r) knowingly take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

                  (s) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this SECTION 4.1.

                  Any request by Home Building Bancorp or response thereto by First Bancorp shall be made in accordance with the notice provisions of SECTION
8.7 and shall note that it is a request pursuant to this SECTION 4.1.

         4.2 FORBEARANCES BY FIRST BANCORP. Except as expressly contemplated or permitted by this Agreement, and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, First Bancorp shall not, nor shall First Bancorp permit any of its Subsidiaries to, without the prior written consent of Home Building Bancorp, which shall not unreasonably be withheld:

                  (a) take any action that would adversely affect or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

                  (b) take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

                  (c) knowingly take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

                  (d) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this SECTION 4.2.

                                    ARTICLE V
                                   COVENANTS

         5.1     ACQUISITION PROPOSALS.

                 (a) Except as permitted by this Agreement, Home Building Bancorp shall not, and shall not authorize or permit any of its Subsidiaries or any of its Subsidiaries' officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by Home Building Bancorp or any of its Subsidiaries to, directly or indirectly,
(i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) participate in any discussions or negotiations, or otherwise communicate in any way with any person (other than First Bancorp), regarding an Acquisition Proposal or (iii) enter into or consummate any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of Home Building Bancorp or any of the Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by Home Building Bancorp or any of its Subsidiaries shall be deemed to be a breach of this
SECTION 5.1 by Home Building Bancorp. Notwithstanding the foregoing, Home Building Bancorp may, in response to a Superior Proposal that has not been withdrawn and that did not otherwise result from a breach of this SECTION 5.1,
(x) furnish non-public information with respect to Home Building Bancorp to the person who made such Superior Proposal pursuant to a confidentiality agreement on terms no more favorable to such person than the confidentiality agreement between Home Building Bancorp and First Bancorp dated January 26, 2006 and (y) participate in discussions or negotiations with such person regarding such Superior Proposal, if and so long as Home Building Bancorp's Board of Directors determines in good faith, after consultation with and based upon the advice of its outside legal counsel, that failing to take such action would constitute a breach of its fiduciary duties under applicable law.

                  (b) Home Building Bancorp will notify First Bancorp immediately orally (within one day) and in writing (within three days) of receipt of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the person making such Acquisition Proposal, request or inquiry and the terms and conditions thereof, and shall provide to First Bancorp any written materials received by Home Building Bancorp or any of its Subsidiaries in connection therewith. Home Building Bancorp will keep First Bancorp informed of any developments with respect to any such Acquisition Proposal, request or inquiry immediately upon the occurrence thereof.

                  (c) Home Building Bancorp will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing. Home Building Bancorp will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence of SECTION 5.1(A) of the obligations undertaken in this SECTION 5.1. Home Building Bancorp will promptly request each person (other than First Bancorp) that has executed a confidentiality agreement in the 12 months prior to the date hereof in connection with its consideration of a business combination with Home Building Bancorp or any of its Subsidiaries to return or destroy all confidential information previously furnished to such person by or on behalf of Home Building Bancorp or any of its Subsidiaries. Home Building Bancorp shall not release any third party from, or waive any provisions of, any confidentiality agreements or standstill agreement to which it or any of its Subsidiaries is a party.

         5.2 ADVICE OF CHANGES. Prior to the Closing, each party shall promptly advise the other party orally and in writing to the extent that it has knowledge of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         5.3      ACCESS AND INFORMATION.

                  (a) Upon reasonable notice, Home Building Bancorp shall (and shall cause Home Building Bancorp's Subsidiaries to) afford First Bancorp and its representatives (including, without limitation, directors, officers and employees of First Bancorp and its affiliates and counsel, accountants and other professionals retained by First Bancorp) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), contracts, properties, personnel and to such other information relating to Home Building Bancorp and Home Building Bancorp's Subsidiaries as First Bancorp may reasonably request; PROVIDED, HOWEVER, that no investigation pursuant to this SECTION 5.3 shall affect or be deemed to modify any representation or warranty made by Home Building Bancorp in this Agreement.

                  (b) From the date hereof until the Effective Time, Home Building Bancorp shall, and shall cause Home Building Bancorp's Subsidiaries to, promptly provide First Bancorp with (i) a copy of each report filed with federal or state banking regulators, (ii) a copy of each periodic report to its senior management and all materials relating to its business or operations furnished to its Board of Directors, (iii) a copy of each press release made available to the public and (iv) all other information concerning its business, properties and personnel as First Bancorp may reasonably request. Notwithstanding the foregoing, neither Home Building Bancorp nor its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of such entity's customers, jeopardize the attorney-client privilege of the entity in possession or control of such information, or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

                  (c) First Bancorp will not, and will cause its representatives not to, use any information obtained pursuant to this SECTION 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, First Bancorp will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this SECTION 5.3 unless such information (i) was already known to First Bancorp or an affiliate of First Bancorp, other than pursuant to a confidentiality agreement or other confidential relationship, (ii) becomes available to First Bancorp or an affiliate of First Bancorp from other sources not known by such party to be


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


bound by a confidentiality agreement or other obligation of secrecy, (iii) is disclosed with the prior written approval of Home Building Bancorp or (iv) is or becomes readily ascertainable from published information or trade sources.

                  (d) From and after the date hereof, representatives of First Bancorp and Home Building Bancorp shall meet on a regular basis to discuss and plan for the conversion of Home Building Bancorp's and its Subsidiaries' data processing and related electronic informational systems to those used by First Bancorp and its Subsidiaries with the goal of conducting such conversion simultaneously with the consummation of the Bank Merger.

                  (e) Home Building Bancorp shall give notice, and shall cause Home Building Savings to give notice, to a designee of First Bancorp, and shall invite such person to attend all regular and special meetings of the Board of Directors of Home Building Bancorp and Home Building Savings and all regular and special meetings of any senior management committee (including but not limited to the executive committee and the loan and discount committee of Home Building Savings) of Home Building Bancorp or Home Building Savings. Such designees shall have no right to vote and shall not attend sessions of board and committees during which there is being discussed (i) matters involving this Agreement, (ii) information or material that Home Building Bancorp or Home Building Savings is required or obligated to maintain as confidential under applicable laws or regulations or policies or procedures of Home Building Bancorp or Home Building Savings, or (iii) pending or threatened litigation or investigations if, in the opinion of counsel to Home Building Bancorp, the presence of such designees would or might adversely affect the confidential nature of or any privilege relating to the matters being discussed.

         5.4      APPLICATIONS; CONSENTS.

                  (a) The parties hereto shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as practicable after the date hereof all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. Home Building Bancorp and First Bancorp shall furnish each other with all information concerning themselves, their respective subsidiaries, and their and their respective subsidiaries' directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of First Bancorp, Home Building Bancorp or any of their respective subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement and the Plan of Bank Merger. First Bancorp and Home Building Bancorp shall have the right to review in advance, and to the extent practicable each will consult with the other on, all the information relating to First Bancorp and Home Building Bancorp, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this SECTION 5.4(A).

                  (b) As soon as practicable after the date hereof, each of the parties hereto shall, and they shall cause their respective subsidiaries to, use its best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement and the Plan of Bank Merger.

         5.5 ANTITAKEOVER PROVISIONS. Home Building Bancorp and its Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt First Bancorp, First Federal, the Agreement, the Plan of Bank Merger and the Merger from any provisions of an antitakeover nature in Home Building Bancorp's or its Subsidiaries' articles of incorporation and bylaws, or similar organizational documents, and the provisions of any federal or state antitakeover laws.

         5.6 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

         5.7 PUBLICITY. The initial press release announcing this Agreement shall be a joint press release and thereafter Home Building Bancorp and First Bancorp shall consult with each other prior to issuing any press releases or otherwise making public statements (including any written communications to shareholders) with respect to the Merger and any other transaction contemplated hereby and in making any filings with any Governmental Entity; PROVIDED, HOWEVER, that nothing in this SECTION 5.7 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary in order to satisfy such party's disclosure obligations imposed by law.

         5.8 SHAREHOLDER MEETING. Home Building Bancorp will submit to its shareholders this Agreement and any other matters required to be approved or adopted by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Home Building Bancorp will take, in accordance with applicable law and its articles of incorporation and bylaws, all action necessary to call, give notice of, convene and hold a meeting of its shareholders (the "SHAREHOLDER MEETING") as promptly as practicable for the purpose of considering and voting on approval and adoption of this Agreement and the transactions provided for in this Agreement. Home Building Bancorp's Board of Directors will use all reasonable best efforts to obtain from Home Building Bancorp's shareholders a vote approving this Agreement. Except as provided in this Agreement, (i) Home Building Bancorp's Board of Directors shall recommend to Home Building Bancorp's shareholders approval of this Agreement, (ii) the Proxy Statement-Prospectus shall include a statement to the effect that Home Building Bancorp's Board of Directors has recommended that Home Building Bancorp's shareholders vote in favor of the approval of this Agreement and (iii) neither Home Building Bancorp's Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, the recommendation of Home Building Bancorp's Board of Directors that Home Building Bancorp's shareholders vote in favor of approval of this Agreement or make any statement in connection with the Shareholder Meeting inconsistent with such recommendation (collectively, a "CHANGE IN RECOMMENDATION"). Notwithstanding the foregoing, if (x) Home Building Bancorp has complied in all material respects with its obligations under SECTION 5.1, (y) Home Building Bancorp (1) has received an unsolicited bona fide written Acquisition Proposal from a third party that Home Building Bancorp's Board of Directors concludes in good faith constitutes a Superior Proposal after giving effect to all of the adjustments that may be offered by First Bancorp pursuant to clause (3) below,
(2) has notified First Bancorp, at least five business days in advance, of it is intention to effect a Change in Recommendation, specifying the material terms and conditions of any such Superior Proposal and furnishing to First Bancorp a copy of the relevant proposed transaction documents, if such exist, with the person making such Superior Proposal and (3) during the period of not less than five business days following Home Building Bancorp's delivery of the notice referred to in clause (2) above and prior to effecting such Change in Recommendation, has negotiated, and has used reasonable best efforts to cause its financial and legal advisors to negotiate, with First Bancorp in good faith (to the extent that First Bancorp desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal and (z) Home Building Bancorp's Board of Directors, after consultation with and based on the advice of counsel, determines in good faith that it would result in a violation of its fiduciary duties under applicable law to recommend this Agreement, then in submitting the Agreement to shareholders at the Shareholder Meeting it may submit the Agreement without recommendation, or following submission of the Agreement to shareholders it may withdraw, amend or modify its recommendation, in which case the Board of Directors may communicate the basis for its lack of a recommendation, or the withdrawal, amendment or modification of its recommendation, to the shareholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto to the extent required by law.

         5.9      REGISTRATION OF FIRST BANCORP COMMON STOCK.

                  (a) As promptly as reasonably practicable following the date hereof, First Bancorp shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of First Bancorp Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the "REGISTRATION Statement"). The Registration Statement shall contain proxy materials relating to the matters to be submitted to the Home Building Bancorp shareholders at the Shareholders Meeting, which shall also constitute the prospectus relating to the shares of First Bancorp Common Stock to be issued in the Merger (such proxy statement/prospectus, and any amendments or supplements thereto, the "PROXY STATEMENT-PROSPECTUS"). Home Building Bancorp will furnish to First Bancorp the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with First Bancorp and approve the form of, and any characterizations of such information included in, the Registration Statement prior to its being filed with the SEC. First Bancorp shall use reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Home Building Bancorp will use reasonable best efforts to cause the Proxy Statement-Prospectus to be mailed to Home Building Bancorp's shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. First Bancorp will advise Home Building Bancorp, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the First Bancorp Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement-Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to First Bancorp or Home Building Bancorp, or any of their respective affiliates, officers or directors, should be discovered by First Bancorp or Home Building Bancorp which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement-Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by First Bancorp with the SEC and disseminated by Home Building Bancorp to the shareholders of Home Building Bancorp.

                  (b) First Bancorp shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of Home Building Bancorp and First Bancorp shall furnish all information concerning it and the holders of Home Building Bancorp Common Stock as may be reasonably requested in connection with any such action.

                  (c) Prior to the Effective Time, First Bancorp shall notify The Nasdaq Stock Market of the additional shares of First Bancorp Common Stock to be issued by First Bancorp in exchange for the shares of Home Building Bancorp Common Stock.

         5.10 NOTIFICATION OF CERTAIN MATTERS. Each party shall give prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (ii) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect. Each of Home Building Bancorp and First Bancorp shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

         5.11     EMPLOYEE BENEFIT MATTERS.

                  (a) First Bancorp intends to offer employment beginning as of the Effective Time to all employees of Home Building Savings. All persons who are employees of Home Building Savings immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time (a "CONTINUING EMPLOYEE") shall, at the Effective Time, become employees of First Federal; PROVIDED, HOWEVER, that in no event shall any of Home Building

Savings's employees be officers of First Federal, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the bylaws of First Federal. Except for those persons who enter into an employment agreement with First Federal, all of the Continuing Employees shall be employed at the will of First Federal and no contractual right to employment shall inure to such employees because of this Agreement.

                  (b) Each Continuing Employee shall be treated as a new employee of First Bancorp for purposes of First Bancorp's 401(k) plan and employee stock ownership plan; PROVIDED, HOWEVER, that with respect to such plans Continuing Employees will receive credit for service with Home Building Bancorp for purposes of vesting and determination of eligibility to participate, but not for accrual of benefits. As of the Effective Time, First Bancorp shall make available employer-provided health and other employee welfare benefit plans to each Continuing Employee on the same basis as it provides such coverage to First Bancorp employees except that any pre-existing condition, eligibility waiting period or other limitations or exclusions otherwise applicable under such plans to new employees shall not apply to a Continuing Employee or their covered dependents who were covered under a similar Home Building Bancorp plan at the Effective Time of the Merger.

                  (c) Home Building Bancorp shall withdraw from and terminate its participation in the multiple-employer pension plan known as the "Financial Institutions Retirement Fund" in which Home Building Bancorp has participated and to which it has made contributions ("FIRF"), effective July 1, 2006, and shall notify the Pension Benefit Guarantee Corporation and all other required parties of such withdrawal in accordance with the requirements of Section 4041 of ERISA and the FIRF. Home Building Bancorp further agrees to take all other actions requested by First Bancorp or required under ERISA or under the FIRF in connection with such withdrawal, including, but not limited to, satisfying any related liability as required under Section 4064 of ERISA. Home Building Bancorp shall also take such action to terminate its 401(k) plan not later than immediately prior to the Closing Date.

                  (d) Notwithstanding anything to the contrary contained herein, Home Building Bancorp may pay cash bonuses to employees of Home Building Bancorp and its Subsidiaries who are selected by the Board of Directors of Home Building Bancorp with the prior approval of First Bancorp in order to help retain key employees through the Effective Time, provided that the aggregate amount of such bonuses shall not exceed $25,000.

                  (e) First Bancorp will offer employment contracts to Tom Miles, Kim R. Murray and Debra K. Shields in substantially the form attached hereto as Exhibit D.
          ---------

         5.12     INDEMNIFICATION.

                  (a) From and after the Effective Time through the sixth anniversary of the Effective Time, First Bancorp agrees to indemnify and hold harmless each present and former director and officer of Home Building Bancorp and its Subsidiaries and each officer or employee of Home Building Bancorp and its Subsidiaries that is serving or has served as a director or officer of another entity expressly at Home Building Bancorp's request or direction (each, an "INDEMNIFIED PARTY"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, as they are from time to time incurred, in each case to the fullest extent such person would have been indemnified or have the right to advancement of expenses pursuant to Home Building Bancorp's articles of incorporation and bylaws as in effect on the date of this Agreement and to the fullest extent permitted by law.

                  (b) Any Indemnified Party wishing to claim indemnification under SECTION 5.12(A), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify First Bancorp thereof, but the failure to so notify shall not relieve First Bancorp of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice First Bancorp.

                  (c) First Bancorp shall use its reasonable best efforts to maintain Home Building Bancorp's existing directors' and officers' liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by Home Building Bancorp's existing policy, including First Bancorp's existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of three years after the Effective Time; PROVIDED, HOWEVER, that in no event shall First Bancorp be obligated to expend, in order to maintain or provide insurance coverage pursuant to this SECTION 5.12(C), an amount per annum in excess of 150% of the amount of the annual premiums paid by Home Building Bancorp as of the date hereof for such insurance ("MAXIMUM INSURANCE AMOUNT"); PROVIDED FURTHER, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, First Bancorp shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount.

                  (d) In the event First Bancorp or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of First Bancorp assume the obligations set forth in this SECTION 5.12.

                  (e) The provisions of this SECTION 5.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

         5.13 AFFILIATE LETTERS. Home Building Bancorp shall use its best efforts to cause each director, executive officer and other person who is an "affiliate" of Home Building Bancorp under Rule 145 of the Securities Act to deliver to First Bancorp as soon as practicable and prior to the mailing of the Proxy Statement-Prospectus executed letter agreements, each substantially in the form attached hereto as Exhibit E, providing that such person will comply with
                        ---------
Rule 145.

         5.14     BOARD OF DIRECTORS; ADVISORY BOARD.

                  (a) First Bancorp shall take all action necessary to appoint one member of Home Building Bancorp's Board of Directors, selected by First Bancorp after consultation with Home Building Bancorp, to First Bancorp's and First Federal's Boards of Directors, effective immediately following the Effective Time.

                  (b) For a period of two years from the Effective Time or such longer time as First Bancorp in its sole discretion shall determine, First Bancorp shall maintain an advisory board for the purpose of advising First Bancorp on its operations in area served by Home Building Savings' offices and generating additional business contacts for First Bancorp in such area. Such advisory board will meet no less frequently than monthly. Each director of Home Building Bancorp as of the Effective Time shall be invited to serve on the advisory board. Each advisory director, other than any advisory director who also serves on the Board of Directors of First Bancorp, shall be paid $200 per meeting attended.

         5.15 OPERATIONS OF HOME BUILDING SAVINGS AFTER THE MERGER. Immediately following the Bank Merger and for such period of time as First Bancorp in its sole discretion shall determine, First Bancorp will operate the former offices of Home Building Savings as branch offices of First Federal with the name Home Building Savings Bank.

         5.16 ENVIRONMENTAL REPORTS. Home Building Bancorp shall cooperate with an environmental consulting firm designated by First Bancorp that is reasonably acceptable to Home Building Bancorp (the "ENVIRONMENTAL CONSULTANT") in connection with the conduct by the Environmental Consultant of a Phase I and/or II Environmental Site Assessment or other environmental investigation on all real property owned or leased by Home Building Bancorp or its Subsidiaries as of the date of this Agreement (the "HOME BUILDING BANCORP PROPERTY"). If First Bancorp reasonably determines that further investigatory procedures are required as to any Home Building Bancorp Property on the basis of the review of the report of the initial investigation with respect to such Home Building Bancorp Property prepared by the Environmental Consultant, and should First Bancorp order the Environmental Consultant to perform such further investigatory procedures, Home Building Bancorp shall cooperate with such further investigatory procedures. First Bancorp shall furnish true and complete copies of any reports of the Environmental Consultant that it receives with respect to any Home Building Bancorp Property. Home Building Bancorp shall not, and shall cause its Subsidiaries not to, without the written consent of First Bancorp, knowingly take any action or execute any instruments that would affect the status of any of its properties under environmental laws or its rights or duties under such laws.

                                   ARTICLE VI
                           CONDITIONS TO CONSUMMATION

         6.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

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


                  (a) SHAREHOLDER APPROVAL. This Agreement shall have been approved by the requisite vote of Home Building Bancorp's shareholders in accordance with applicable laws and regulations.

                  (b) REGULATORY APPROVALS. All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired; PROVIDED, HOWEVER, that none of such approvals, consents or waivers shall contain any condition or requirement that would so materially and adversely impact the economic or business benefits to First Bancorp of the transactions contemplated hereby that, had such condition or requirement been known, First Bancorp would not, in its reasonable judgment, have entered into this Agreement.

                  (c) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger or the Bank Merger and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger or the Bank Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

                  (d) THIRD PARTY CONSENTS. First Bancorp and Home Building Bancorp shall have obtained the consent or approval of each person (other than the governmental approvals or consents referred to in SECTION 6.1(B)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on First Bancorp (after giving effect to the consummation of the transactions contemplated hereby).

                  (e) TAX OPINIONS. First Bancorp and Home Building Bancorp shall have received opinions of Muldoon Murphy & Aguggia LLP and Krieg DeVault LLP, respectively, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to Home Building Bancorp and First Bancorp, as the case may be, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC and
(ii) First Bancorp and Home Building Bancorp will each be a party to that reorganization within the meaning of Section 368(b) of the IRC. Such opinions may be based on, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of First Bancorp, Home Building Bancorp and others.

                  (f) REGISTRATION STATEMENT; BLUE SKY LAWS. The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the

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



Registration Statement, and First Bancorp shall have received all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement.

                  (g) NASDAQ LISTING. To the extent required, the shares of First Bancorp Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance.

         6.2 CONDITIONS TO THE OBLIGATIONS OF FIRST BANCORP. The obligations of First Bancorp to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by First Bancorp:

                  (a) HOME BUILDING BANCORP'S REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Home Building Bancorp contained in this Agreement and in any certificate or other writing delivered by Home Building Bancorp pursuant hereto shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

                  (b) PERFORMANCE OF HOME BUILDING BANCORP'S OBLIGATIONS. Home Building Bancorp shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

                  (c) OFFICERS' CERTIFICATE. First Bancorp shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of Home Building Bancorp to the effect that the conditions set forth in SECTIONS 6.2(A) and (B) have been satisfied.

         6.3 CONDITIONS TO THE OBLIGATIONS OF HOME BUILDING BANCORP. The obligations of Home Building Bancorp to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Home Building Bancorp:

                  (a) FIRST BANCORP'S REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of First Bancorp contained in this Agreement and in any certificate or other writing delivered by First Bancorp pursuant hereto shall be true and correct in all material respects at and as of the Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

                  (b) PERFORMANCE OF FIRST BANCORP'S OBLIGATIONS. First Bancorp shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

                  (c) OFFICERS' CERTIFICATE. Home Building Bancorp shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of First Bancorp to the effect that the conditions set forth in SECTIONS 6.3(A) and (B) have been satisfied.


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

                                   ARTICLE VII
                                   TERMINATION

         7.1 TERMINATION. This Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party, either before or after any requisite shareholder approval:

                  (a) by the mutual written consent of First Bancorp and Home Building Bancorp; or

                  (b) by either First Bancorp or Home Building Bancorp, in the event of the failure of Home Building Bancorp's shareholders to approve the Agreement at the Shareholder Meeting; PROVIDED, HOWEVER, that Home Building Bancorp shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under
SECTION 5.8; or

                  (c) by either First Bancorp or Home Building Bancorp, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied or (ii) any Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

                  (d) by either First Bancorp or Home Building Bancorp, in the event that the Merger is not consummated by December 31, 2006, unless the failure to so consummate by such time is due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or

                  (e) by either First Bancorp or Home Building Bancorp (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other party set forth in this Agreement, or if any representation or warranty of the other party shall have become untrue, in either case such that the conditions set forth in SECTIONS 6.2(A) and (B) or SECTIONS 6.3(A) and (B), as the case may be, would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach or making such untrue representations or warranty; or

                  (f) by First Bancorp, (i) if Home Building Bancorp shall have materially breached its obligations under SECTION 5.1 or SECTION 5.8 or (ii) if the Home Building Bancorp's Board of Directors does not publicly recommend in the Proxy Statement-Prospectus that shareholders approve and adopt this Agreement or if, after recommending in the Proxy Statement-Prospectus that shareholders approve and adopt this Agreement, the Board of Directors of Home

Building Bancorp withdraws, qualifies or revises such recommendation or takes any action in any respect materially adverse to First Bancorp; or

                  (g) by Home Building Bancorp, at any time during the five-day period commencing with the last day of the Measurement Period, if both of the following conditions are satisfied:

                           (i) The First Bancorp Price shall be less than
                  $16.80; and

                           (ii) The number obtained by dividing the First
                  Bancorp Price by $21.00 (the "FIRST BANCORP RATIO") shall be less than the number obtained by dividing (x) the average closing index value of the America's Community Bankers NASDAQ Index during the Measurement Period by (y) the closing index value of the America's Community Bankers NASDAQ Index on the date of the first public announcement of entry into this Agreement and subtracting 0.20 from such quotient (such number being referred to herein as the "INDEX RATIO");

subject, however, to the following four sentences. If Home Building Bancorp elects to exercise its termination right pursuant to this Section, it shall give written notice to First Bancorp (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, First Bancorp shall have the option to increase the consideration to be received by the holders of Home Building Bancorp Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest ten-thousandth) to equal the lesser of
(x) a number (rounded to the nearest ten-thousandth) obtained by dividing (A) the product of $16.80 and the Exchange Ratio (as then in effect) by (B) the First Bancorp Price and (y) a number (rounded to the nearest ten-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the First Bancorp Ratio. If First Bancorp so elects within such five-day period, it shall give prompt written notice to Home Building Bancorp of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified). If, as result of the revision of the Exchange Ratio, First Bancorp would be required to issue more than 310,000 shares of First Bancorp Common Stock, First Bancorp may decrease the number of shares of Home Building Bancorp Common Stock that will be converted into the Stock Consideration and increase the number of shares of Home Building Bancorp Common Stock that will be converted into the Cash Consideration so that the aggregate number of shares of First Bancorp Common Stock that will be issued in connection with the Merger does not exceed 310,000; or

                  (h) by First Bancorp, if, on the basis of one or more Phase II Environmental Site Assessment Reports of the Environmental Consultant, First Bancorp reasonably determines that (A) the aggregate costs of taking all remedial and corrective actions and measures (1) required by applicable law, or
(2) recommended by such report(s), in the aggregate (including the aggregate costs of the taking of further investigative procedures and the obtaining of the Phase II Environmental Site Assessment Report(s)), would exceed the sum of $150,000, or (B) that the sum of such costs identified in clause (A) cannot be reasonably estimated with any degree of certainty but could reasonably be expected to exceed the sum of $150,000 in the aggregate; provided, however, that First Bancorp may not exercise this termination right after June 30, 2006.

         7.2      TERMINATION FEE.

                  (a) Home Building Bancorp shall pay to First Bancorp a fee of $500,000 (the "FEE") if this Agreement is terminated as follows:

                           (i) if this Agreement is terminated by First Bancorp
                  pursuant to SECTION 7.1(F), then Home Building Bancorp shall pay the Fee on the second business day following such termination; and

                           (ii) if this Agreement is terminated by (A) either
                  party pursuant to SECTION 7.1(B) or (B) by First Bancorp pursuant to SECTION 7.1(E) because of Home Building Bancorp's willful breach of any representation, warranty, covenant or agreement under this Agreement, and in any such case an Acquisition Proposal with respect to Home Building Bancorp shall have been publicly announced or otherwise communicated or made known to Home Building Bancorp's Board of Directors (or any person shall have publicly announced, communicated or made known an intention to make an Acquisition Proposal) at any time after the date of this Agreement and on or prior to the date of the Shareholders Meeting, in the case of clause
                  (A), or the date of termination, in the case of clause (B), then Home Building Bancorp shall pay (x) one third of the Fee to First Bancorp on the second business day following such termination and (y) if within 12 months after such termination Home Building Bancorp enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, then Home Building Bancorp shall pay the remainder of the Fee on the date of such execution or consummation.

                  (b) Any amount that becomes payable pursuant to SECTION 7.2(A) shall be paid by wire transfer of immediately available funds to an account designated by First Bancorp in writing to Home Building Bancorp.

                  (c) Home Building Bancorp acknowledges that the agreement contained in SECTION 7.2(A) is an integral part of the transactions contemplated by this Agreement, that without such agreement by Home Building Bancorp, First Bancorp would not have entered into this Agreement and that such amounts do not constitute a penalty. If Home Building Bancorp fails to pay the amounts due under SECTION 7.2(A) with the time periods specified, Home Building Bancorp shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by First Bancorp in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

                  (d) Notwithstanding anything to the contrary contained herein, Home Building Bancorp shall be obligated, subject to the terms of this SECTION 7.2, to pay only one Fee.

         7.3 EFFECT OF TERMINATION. In the event of termination of this Agreement by either First Bancorp or Home Building Bancorp as provided in
SECTION 7.1, this Agreement shall forthwith become void and, subject to SECTION 7.2, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that (i) SECTIONS 5.3(C), 7.2 and 8.6, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

                                  ARTICLE VIII
                             CERTAIN OTHER MATTERS

         8.1 INTERPRETATION. When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

         8.2 SURVIVAL. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including SECTION 5.12 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

         8.3 WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefited by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the shareholders of Home Building Bancorp, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of Home Building Bancorp Common Stock or that would contravene any provision of the IBCL, or the federal banking laws, rules and regulations.

         8.4 COUNTERPARTS. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

         8.5 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Indiana, without regard to conflicts of laws principles (except to the extent that mandatory provisions of federal law are applicable).

         8.6 EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

         8.7 NOTICES. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice (in accordance with this provision) to the other party hereto.

         If to First Bancorp, to:

                                    Michael H. Head
                                    President and Chief Executive Officer
                                    5001 Davis Lant Drive
                                    Evansville, Indiana 47715
                                    Facsimile:  (812) 492-8642

         With copies to:

                                    Muldoon Murphy & Aguggia LLP
                                    5101 Wisconsin Avenue, NW
                                    Washington, DC 20016
                                    Facsimile: (202) 966-9409
                                    Attention:  Aaron M. Kaslow, Esq.

         If to Home Building Bancorp, to:

                                    John B. Graham
                                    President and Chief Executive Officer
                                    200 East Van Trees Street
                                    Washington, Indiana  47501
                                    Facsimile:  (812) 254-2619

         With copies to:

                                    Krieg DeVault LLP
                                    One Indiana Square
                                    Suite 2800
                                    Indianapolis, Indiana 46204
                                    Facsimile: (317) 636-1507
                                    Attention:  John W. Tanselle, Esq.

         8.8 ENTIRE AGREEMENT; ETC. This Agreement, together with the Exhibits and the Disclosure Letters, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Except for SECTION 5.12, which confers rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         8.9 SUCCESSORS AND ASSIGNS; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that this Agreement may not be assigned by either party hereto without the written consent of the other party.

         8.10 SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges that the other party would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity.


                            [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                 FIRST BANCORP OF INDIANA, INC.



                                 By: /s/ Michael H. Head
                                     --------------------------------------
                                     Michael H. Head
                                     President and Chief Executive Officer




                                 HOME BUILDING BANCORP, INC.



                                 By: /s/ John B. Graham
                                     --------------------------------------
                                     John B. Graham
                                     President and Chief Executive Officer

                                                                       EXHIBIT A



                                 April 25, 2006


Board of Directors
First Bancorp of Indiana, Inc.
5001 Davis Lant Drive
Evansville, Indiana 47715

To the Board of Directors:

         The undersigned is a director of Home Building Bancorp, Inc. ("Home Building Bancorp") and the beneficial holder of shares of common stock of Home Building Bancorp (the "Home Building Bancorp Common Stock").

         First Bancorp of Indiana, Inc. ("First Bancorp") and Home Building Bancorp are considering the execution of an Agreement and Plan of Merger (the "Agreement") pursuant to which First Bancorp will acquire Home Building Bancorp (the "Merger"). The execution of the Agreement by First Bancorp is subject to the execution and delivery of this letter agreement.

         The undersigned, in order to induce First Bancorp to execute and deliver to Home Building Bancorp the Agreement, agrees and undertakes, solely in his or her capacity as a stockholder of Home Building Bancorp, and not in his or her capacity as a director or officer of Home Building Bancorp, as follows:

         1. While this letter agreement is in effect the undersigned shall not, directly or indirectly, (a) sell or otherwise dispose of or encumber prior to the record date of Home Building Bancorp's Shareholders Meeting, as defined in the Agreement, any or all of his or her shares of Home Building Bancorp Common Stock, or (b) deposit any shares of Home Building Bancorp Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Home Building Bancorp Common Stock or grant any proxy with respect thereto, other than to other members of the Board of Directors of Home Building Bancorp for the purpose of voting to approve the Agreement and the Merger and matters related thereto.

         2. While this letter agreement is in effect the undersigned shall vote or cause to be voted all of the shares of Home Building Bancorp Common Stock that the undersigned shall be entitled to so vote, whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired, and whether pursuant to the exercise of stock options or otherwise, for the approval of the Agreement and the Merger at Home Building Bancorp's Shareholders Meeting.

First Bancorp of Indiana, Inc.
April 25, 2006
Page 2


         3. The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, First Bancorp shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

         4. The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this letter agreement shall only apply to actions taken by the undersigned in his or her capacity as a stockholder of Home Building Bancorp and, if applicable, shall not in any way limit or affect actions the undersigned may take in his or her capacity as a director or officer of Home Building Bancorp.

         5. This letter agreement shall automatically terminate upon the earlier of (i) the favorable vote of Home Building Bancorp's stockholders with respect to the approval of the Agreement and the Merger, (ii) the termination of the Agreement in accordance with its terms, or (iii) the Effective Time, as that term is defined in the Agreement, of the Merger.

         6. As of the date hereof, the undersigned has voting power with respect to _____________ shares of Home Building Bancorp Common Stock.

         IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first above written.

                                           Very truly yours,



                                           -----------------------------------




                                           -----------------------------------
                                           Print Name


Accepted and agreed to as of
the date first above written:

First Bancorp of Indiana, Inc.




----------------------------------------
Michael H. Head
President and Chief Executive Officer

                                                                       EXHIBIT B


                                 PLAN OF MERGER

         The following constitutes a Plan of Merger within the meaning of the Indiana Business Corporation Law (Indiana Code 23-1-40-1) ("IBCL"):

         1. The names of each corporation planning to merge (the "MERGER") are:

         First Bancorp of Indiana, Inc., an Indiana corporation (the "SURVIVING CORPORATION"); and

         Home Building Bancorp, Inc., an Indiana corporation (the "MERGING CORPORATION").

         2. The corporation surviving the Merger is First Bancorp of Indiana, Inc., the name of which is not changed pursuant to this Plan of Merger.

         3. At the time of filing with the Indiana Secretary of State of appropriate Articles of Merger with respect to the Merger or at such later time as shall be specified by such Articles of Merger (the "EFFECTIVE Time"), each of the shares of common stock, par value $0.01 per share, of the Merging Corporation ("MERGING CORPORATION STOCK") that shall then be issued and outstanding (other than shares that are held by any holder of Merging Corporation Stock who has timely given notice of such holder's intent to exercise dissenters' rights under the IBCL with respect to such shares in strict compliance with the IBCL, hereafter referred to as "DISSENTING SHARES") shall be converted into, at the election of the holder as provided in and subject to the limitations set forth in the Agreement and Plan of Merger between the Surviving Corporation and the Merging Corporation dated April 25, 2006, the right to receive either (i) $43.50 in cash, without interest, or (ii) [_______] [HERE INSERT THE EXCHANGE RATIO PURSUANT TO SECTION 2.05(A) OF THE AGREEMENT AND PLAN OF MERGER] shares of common stock, par value $0.01, of the Surviving Corporation ("SURVIVING CORPORATION STOCK"). Holders of Dissenting Shares shall be entitled to the rights provided by the IBCL.

         4. The shares of Surviving Corporation Stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of Surviving Corporation Stock.

         5. The Articles of Incorporation and the Bylaws of the Surviving Corporation (each as amended immediately prior to the effective time of the merger) shall not change as a result of the Merger.

         6. No fractional shares of the Surviving Corporation Stock shall be issued in the Merger and, in lieu thereof, holders of shares of Merging Corporation Stock who would otherwise be entitled to a fraction of a share of Surviving Corporation Stock shall be paid an amount in cash equal to the product of multiplying such fractional share by $_________. [HERE INSERT THE AMOUNT REQUIRED BY SECTION 2.05(B) OF THE AGREEMENT AND PLAN OF MERGER.]